                                                                    EXHIBIT 99.2



                            REGULATION FD DISCLOSURE


In this Exhibit 99.2, unless the context otherwise requires, "Commercial Metals Company," "we," "us" and "our" refer to Commercial Metals Company and its subsidiaries. References to (a) the "offering" are to the offering announced by us on November 6, 2003, (b) the "notes" are to the notes that are to be issued in the offering; (c) the "tender offer" are to the tender offer we commenced on October 31, 2003 for our 7.20% notes due 2005 (the "2005 notes").

REVOLVING CREDIT FACILITY

     On August 8, 2003, we entered into a $275 million unsecured revolving credit agreement maturing August 8, 2006 with a group of sixteen banks. This credit agreement provides for borrowing in United States dollars with the interest rate indexed to LIBOR. The spread over LIBOR may vary between 33 basis points and 105 basis points based upon the rating of our senior unsecured long-term debt by Moody's Investors Service, Inc. and Standard & Poor's Ratings Services. Actual borrowings are subject to a facility fee, which may vary between 17 basis points and 45 basis points based on the same debt ratings referenced above. In addition, if we borrow more than 33% of the authorized borrowings under the credit agreement, we will incur an additional 12.5 basis point fee on actual borrowings. No compensating balances are required. The credit agreement serves as a back up facility for our commercial paper program.

     The credit agreement contains financial covenants and maintenance tests including a leverage ratio test and an interest coverage ratio test, and restrictive covenants including restrictions on our ability to enter into transactions with affiliates, merge or consolidate, sell assets, create liens, and, in the case of some of our subsidiaries, guarantee debt, among others. The credit agreement is neither secured by our assets nor guaranteed by any of our subsidiaries.

HUTA ZAWIERCIE S.A.

     On July 22, 2003, our subsidiary Commercial Metals (International) AG entered into an agreement to purchase 71% of the shares of Huta Zawiercie S.A., the third largest producer of steel in Poland, from Impexmetal S.A. of Warsaw, Poland. The Polish State Treasury controls most of the remaining shares. Huta Zawiercie S.A. is a one million metric ton a year capacity long product mill located in Zawiercie, Poland. Its major products are reinforcing bar and wire rod. Approximately 70% of its product is sold in Poland and 30% is exported, mainly to Germany, Slovakia and the Czech Republic. We expect to close the acquisition on or before December 15, 2003.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         We make statements herein that contain "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, cash flows and business, and our expectations or beliefs concerning future events, including net earnings, product pricing and demand, production rates, energy expense, insurance expense, interest rates, inventory levels, acquisitions and general market conditions. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts" or other similar words or phrases. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from our current opinion. Developments that could impact our expectations include the following:

     o    interest rate changes;

     o    construction activity;

     o decisions by governments affecting the level of steel imports, including tariffs and duties;

     o    litigation claims and settlements;

     o difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes;

     o    metals pricing over which we exert little influence;

     o increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing;

     o    court decisions;

     o industry consolidation or changes in production capacity or utilization;

     o    global factors including credit availability;

     o    currency fluctuations;

     o    scrap, energy, insurance and supply prices; and

     o    the pace of overall economic activity.

     See the section entitled "Risk Factors" for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. In addition, see our SEC filings, including our Annual Report on Form 10-K for the year ended August 31, 2002, as amended by our Form 10-K/A filed on October 31, 2003. These factors and the other risk factors described in this offering circular are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, we caution prospective investors not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS


                          RISKS RELATED TO OUR INDUSTRY

EXCESS CAPACITY IN OUR INDUSTRY ADVERSELY AFFECTS PRICES AND MARGINS.

     Global steel-making capacity exceeds global demand for steel products. In many foreign countries steel production greatly exceeds domestic demand and these countries must export substantial amounts of steel in order to maintain high employment and production levels. Accordingly, steel manufacturers in these countries have traditionally exported steel at prices that are significantly below their home market prices. The high level of imports into the United States over the last few years has severely depressed domestic steel prices. Furthermore, this vast supply of imports can decrease the sensitivity of domestic steel prices to increases in demand. This surge of low priced imports, coupled with increases in the cost of ferrous scrap and the rise in energy prices, has resulted in an erosion of our gross margins.

IF RECENTLY IMPOSED DUTIES AND TARIFFS ARE RELAXED OR SUBSTANTIAL EXEMPTIONS TO THE TARIFFS ARE CREATED, THEN STEEL IMPORTS INTO THE U.S. MAY AGAIN RISE OR DOMESTIC PRICES MAY FALL, WHICH WOULD ADVERSELY AFFECT OUR SALES, MARGINS AND PROFITABILITY.

     In recent history, the United States has been an importer of steel products. From 1987 until 1998, less than 20% of the domestic supply was imported. However, with the cumulative effect of various economic crises, including economic weakness in Asia, Russia and Latin America, foreign producers have looked to the United States as the country with the healthiest economy, the strongest currency and as the buyer of first resort. In addition, foreign governments that own steel production facilities have sought to increase output. Consequently, commencing in 1997 foreign steel products began to flood the domestic market. As a result, imports accounted for approximately 26% of domestic steel consumption in 1998 and remained above 20% through 2002.

     In 2000, our mini-mills joined other steel manufacturers in an antidumping petition filed with the United States International Trade Commission, called the ITC. The ITC determined that there was a reasonable indication of material or threatened injury to U.S. rebar manufacturers, such as us, due to unfairly priced imports of rebar from several foreign countries. In the spring of 2001, the U.S. Department of Commerce determined that dumping of rebar from eight countries had occurred and the ITC reached a final determination that dumped imports were causing material injury to our industry. As a result, penalty duties, initially ranging from 17% to 232%, were imposed. Although adjusted annually as a result of review investigations by the Department of Commerce, dumping duties are normally in effect for five years and may be extended if, after five years, the ITC determines that removal of the duties would lead to a recurrence of injury. We benefit from these duties. If these duties are subsequently modified or reduced by the Department of Commerce, our sales, margins and profitability may decrease.

     In 2001, President Bush instituted an investigation under Section 201 of the Trade Act of 1974 to determine if increased imports of selected steel products into the United States were an actual or threatened cause of serious injury to domestic manufacturers of steel products. The ITC, in October 2001, found that U.S. steel producers had been seriously injured by these imports and, in December 2001, recommended remedies to President Bush. In March 2002, President Bush announced three-year tariffs that cover the majority of our mini-mills' products, ranging from 15% to 30% for the first year and declining over the next two years. Excluded from the tariffs were imports from Mexico and Canada as well as imports from developing countries identified by the World Trade Organization. These tariffs, which are applied in addition to the antidumping duties, will be further strengthened by an import licensing and monitoring system and an anti-surge mechanism that have been implemented to monitor foreign trade activities in the applicable products.

     We benefit from President Bush's decision. However, several foreign governments have appealed President Bush's decision to the World Trade Organization. In response, the World Trade Organization ruled against these tariffs. While the United States government has stated that it will further appeal this adverse ruling, we cannot predict whether the U.S. appeal will be successful. If the U.S. appeal is not successful, the U.S. may modify the tariffs or could be subject to retaliatory sanctions from other countries. Some countries are engaging in retaliatory tariffs on products other than steel which may cause the affected U.S. exporters to pressure the Bush Administration to weaken the steel tariffs. Foreign governments have also requested that the United States Department of Commerce grant exemptions for specific products subject to the tariffs. Since March 5, 2002, the Department of Commerce and the Office of the United States Trade Representative have announced the exclusion of over 1,000 products from the tariff remedies. Relatively few of our products are adversely affected by these exclusions. However, other exclusion requests will be considered in the future. Granting exclusions that affect our products could undermine the relief that these tariffs give us. The intent of the Section 201 remedies is to give the United States steel industry an opportunity to reorganize and consolidate into stronger more competitive companies. A lack of progress in this area, or pressure from steel consuming industries, may cause President Bush to change the remedy. A U.S. decision to lessen or adversely change the amount, scope or duration of the tariffs could lead to a resurgence of steel imports. This result would put downward pressure on steel prices, which would have a negative impact on our sales, margins and profitability. In any event, without further action by the President, the Section 201 tariffs will expire in March 2005.

OUR INDUSTRY IS AFFECTED BY CYCLICAL AND REGIONAL FACTORS.

     Many of our products are commodities subject to cyclical fluctuations in supply and demand in metal consuming industries. Periods of economic slowdown or a recession in the United States, or the public perception that a slowdown or recession may occur, could decrease the demand for our products and adversely affect our business. Our overall financial results will be dependent substantially upon the extent to which conditions in both the United States and global economies improve. A slower than expected recovery or another recession will further adversely affect our financial results. Our geographic concentration in the southern and southwestern United States as well as areas of Europe, Australia and China exposes us to the local market conditions in these regions. Economic downturns in these areas or decisions by governments that have an impact on the level and pace of overall economic activity could adversely affect our sales and profitability.

     Our business supports cyclical industries such as commercial and residential construction, energy, service center, petrochemical and original equipment manufacturing. These industries experience significant fluctuations in demand for our products based on economic conditions, energy prices, consumer demand and decisions by governments to fund infrastructure projects such as highways, schools, energy plants and airports. Many of these factors are beyond our control. As a result of the volatility in the industries we serve, we may have difficulty increasing or maintaining our level of sales or profitability. If the industries we serve suffer a prolonged downturn, then our business may be adversely affected.

     Our industry is characterized by low backlogs, which means that our results of operations are promptly affected by short-term economic fluctuations.

COMPLIANCE WITH AND CHANGES IN VARIOUS ENVIRONMENTAL REQUIREMENTS AND ENVIRONMENTAL RISKS APPLICABLE TO OUR INDUSTRY MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, may have a material adverse effect on our results of operations and financial condition. Compliance with environmental laws and regulations is a significant factor in our business. We are subject to local, state, federal and international environmental laws and regulations concerning, among other matters, waste disposal, air emissions, waste and storm water effluent and disposal and employee health. Our manufacturing and recycling operations produce significant amounts of by-products, some of which are handled as industrial waste or hazardous waste. For example, our mini-mills generate electric arc furnace dust, or EAF dust, which the United States Environmental Protection Agency, or the EPA, and other regulatory authorities classify as hazardous waste. EAF dust requires special handling, recycling or disposal.

     In addition, the primary feed materials for the eight shredders operated by our scrap metal recycling facilities are automobile hulks and obsolete household appliances. Approximately 20% of the weight of an automobile hulk consists of unrecyclable material known as shredder fluff. After the segregation of ferrous and saleable non-ferrous metals, shredder fluff remains. Federal and state environmental regulations require shredder fluff to pass a toxic leaching test to avoid classification as a hazardous waste. We endeavor to remove hazardous contaminants from the feed material prior to shredding. As a result, we believe the shredder fluff we generate is not hazardous waste. If the laws, regulations or testing methods change with regard to EAF dust or shredder fluff, we may incur additional significant expenditures.

     Although we believe that we are in substantial compliance with all applicable laws and regulations, legal requirements are changing frequently and are subject to interpretation. New laws, regulations and changing interpretations by regulatory authorities, together with uncertainty regarding adequate pollution control levels, testing and sampling procedures, new pollution control technology and cost benefit analysis based on market conditions are all factors that may increase our future expenditures to comply with environmental requirements. Accordingly, we are unable to predict the ultimate cost of future compliance with these requirements or their effect on our operations. We cannot predict whether such costs can be passed on to customers through product price increases.

     We may also be required to clean up additional sites than we already are or take certain remediation action with regard to sites formerly used in connection with our operations. We may be required to pay for a portion of the costs of clean up or remediation at sites we never owned or on which we never operated if we are found to have arranged for treatment or disposal of hazardous substances on the sites.

                          RISKS RELATED TO OUR COMPANY

WE MAY HAVE DIFFICULTY COMPETING WITH COMPANIES THAT HAVE A LOWER COST STRUCTURE THAN OURS.

     We compete with regional, national and foreign manufacturers and traders. Some of these competitors are larger, have greater financial resources and more diverse businesses than us. Some of our foreign competitors may be able to pursue business opportunities without regard for the laws and regulations with which we must comply, such as environmental regulations. These companies may have a lower cost structure, more operating flexibility and consequently they may be able to offer better prices and more services than we can. We cannot assure you that we will be able to compete successfully with these companies.

     Furthermore, over the past few years, many integrated domestic steel producers and secondary metal recyclers have entered bankruptcy proceedings. While in bankruptcy proceedings, these companies can forgo certain costs, giving them a competitive advantage. The companies that reorganize and emerge from bankruptcy often have more competitive capital cost structures. In addition, asset sales by these companies during the reorganization process tend to be at depressed prices, which enable the purchasers to acquire greater capacity at lower cost.

THE STRENGTH OF THE UNITED STATES DOLLAR MAY ADVERSELY AFFECT OUR BUSINESS.

     Fluctuations in the value of the dollar can be expected to affect our business. A strong U.S. dollar makes imported metal products less expensive, resulting in more imports of steel products into the U.S. by our foreign competitors. Weakening of certain foreign economies, such as Eastern Europe, Asia and Latin America, has greatly increased competition from foreign producers. The economic difficulties in these regions have resulted in lower local demand for steel products and have encouraged greater steel exports to the U.S. at depressed prices. As a result, our products, which are made in the U.S., have become relatively more expensive as compared to imported steel, which has had and in the future could have a negative impact on our sales, revenues and profitability.

     A strong U.S. dollar hampers our international marketing and distribution business. Weak local currencies limit the amount of U.S. dollar denominated products that we can import for our international operations and limits our ability to be competitive against local producers selling in local currencies.

OUR STEEL MINI-MILL BUSINESS REQUIRES CONTINUOUS CAPITAL INVESTMENTS THAT WE MAY NOT BE ABLE TO SUSTAIN.

     We must make regular substantial capital investments in our steel mini-mills to lower production costs and remain competitive. We cannot be certain that we will have sufficient internally generated cash or acceptable external financing to make necessary substantial capital expenditures in the future. The availability of external financing depends on many factors outside of our control, including capital market conditions and the overall performance of the economy. If funding is insufficient, we may be unable to develop or enhance our mini-mills, take advantage of business opportunities and respond to competitive pressures.

SCRAP AND OTHER SUPPLIES FOR OUR BUSINESSES ARE SUBJECT TO SIGNIFICANT PRICE FLUCTUATIONS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

     We depend on obsolete steel and non-ferrous metals, called scrap, and other supplies for our businesses. Although the scrap and other supplies may be sufficient to meet our future needs, the prices of scrap and other supplies have historically fluctuated greatly. Our future profitability will be adversely affected if we are unable to pass on higher material costs to our customers. We may not be able to adjust our product prices, especially in the short-term, to recover the costs of increases in material prices.

     For example, we depend on the ready availability of scrap as feedstock for our mini-mills. Although we believe that the supply of scrap is adequate to meet future needs, the price of scrap has historically been subject to significant fluctuation. Also, the raw material used in manufacturing copper tubing is copper scrap, supplemented occasionally by virgin copper ingot. Copper scrap has generally been readily available, and a small portion of our copper scrap comes from our metal recycling yards. However, copper scrap is subject to rapid price fluctuations related to the price and supply of virgin copper. Price increases for high quality copper scrap could adversely affect our business. Finally, our Arkansas mill does not have melting capacity, so it is dependent on an adequate supply of competitively priced used rail. The availability of used rail fluctuates with the pace of railroad abandonments, rail replacement by railroads and demand for used rail from domestic and foreign rail rerolling mills. Price increases for used rail could adversely affect our business.

OUR MINI-MILLS CONSUME LARGE AMOUNTS OF ELECTRICITY AND NATURAL GAS, AND SHORTAGES OR INCREASES IN THE PRICE OF ELECTRICITY AND NATURAL GAS COULD ADVERSELY AFFECT OUR BUSINESS.

     The successful operation of our mini-mills depends on an uninterrupted supply of electricity. Accordingly, we are at risk in the event of an energy disruption. The electricity industry recently has been adversely affected by shortages and price volatility in regions outside of the locations of our mini-mills. Prolonged black-outs or brown-outs would substantially disrupt our production. Any such disruptions could adversely affect our operating results. Electricity prices can be volatile and increases would have an adverse effect on the costs of operating our mini-mills.

     Demand for natural gas depends primarily upon the worldwide number of natural gas wells being drilled, completed and re-worked and the depth and drilling conditions of these wells. The level of these activities is primarily dependent on current and anticipated natural gas prices. Many factors, such as the supply and demand for natural gas, general economic conditions, political instability or armed conflict in worldwide natural gas producing regions and global weather patterns affect these prices.

     We purchase most of our electricity and natural gas requirements in local markets for relatively short periods of time. As a result, fluctuations in energy prices can have an adverse effect on the costs of operating our mini-mills.

UNEXPECTED EQUIPMENT FAILURES MAY LEAD TO PRODUCTION CURTAILMENTS OR SHUTDOWNS.

     Interruptions in our production capabilities will adversely affect our production costs, steel available for sales and earnings for the affected period. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. Our manufacturing processes are dependent upon critical pieces of steel-making equipment, such as our furnaces, continuous casters and rolling equipment, as well as electrical equipment, such as transformers, and this equipment may, on occasion, be out of service as a result of unanticipated failures. We have experienced and may in the future experience material plant shutdowns or periods of reduced production as a result of such equipment failures.

THE AVAILABILITY OF INSURANCE COVERAGE AND INCREASED COST MAY ADVERSELY AFFECT PROFITABILITY.

     After the events of September 11, 2001, several high profile corporate bankruptcies and the downturn in the investment markets, insurance companies tightened coverages and dramatically increased premium costs. Many insurers no longer offer certain coverages and the remaining carriers have in many instances reduced the liability they are willing to insure while raising the cost. Our profitability could be adversely affected when we renew our insurance policies due to the additional insurance expense as well as the greater exposure to risk caused by reduced coverage.

HEDGING TRANSACTIONS MAY LIMIT OUR POTENTIAL GAINS OR EXPOSE US TO LOSS.

     Our product lines and worldwide operations expose us to risks associated with fluctuations in foreign currency exchange, commodity prices and interest rates. As part of our risk management program, we use financial instruments, including commodity futures or forwards, foreign currency exchange forward contracts and interest rate swaps. While intended to reduce the effects of the fluctuations, these transactions may limit our potential gains or expose us to loss.

     We enter into foreign currency exchange forwards as economic hedges of trade commitments or anticipated commitments denominated in currencies other than the functional currency, to mitigate the effects of changes in currency rates. Although we do not enter into these instruments for trading purposes or speculation, and although our management believes all of these instruments are economically effective as hedges of underlying physical transactions, these foreign exchange commitments are dependent on timely performance by our counterparties. Their failure to perform could result in our having to close these hedges without the anticipated underlying transaction and could result in losses if foreign currency exchange rates have changed.

RISING INTEREST RATES MAY INCREASE OUR BORROWING COSTS AND DAMPEN ECONOMIC ACTIVITY RESULTING IN LOWER SALES, MARGINS AND PROFITABILITY.

     Our financing sources include primarily the short-term commercial paper market, the sale of certain of our accounts receivable and borrowings from banks. We also have swapped our fixed-rate interest obligation on $100 million of debt due in 2005 for a floating rate obligation. If interest rates rise, our cost of borrowing will increase and lower our profitability. Higher interest rates may also adversely affect some of the markets for our products, such as housing and commercial construction, resulting in a lower level of sales, margins and profitability.

WE ARE INVOLVED AND MAY IN THE FUTURE BECOME INVOLVED IN VARIOUS ENVIRONMENTAL MATTERS THAT MAY RESULT IN FINES, PENALTIES OR JUDGMENTS BEING ASSESSED AGAINST US OR LIABILITY IMPOSED UPON US WHICH WE CANNOT PRESENTLY ESTIMATE OR REASONABLY FORESEE AND WHICH MAY HAVE A MATERIAL IMPACT ON OUR EARNINGS AND CASH FLOWS.

     Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, called CERCLA, or similar state statutes, we may have obligations to conduct investigation and remediation activities associated with alleged releases of hazardous substances or to reimburse the EPA (or state agencies as applicable) for such activities and to pay for natural resource damages associated with alleged releases. We have been named a potentially responsible party at fourteen federal and state Superfund sites because the EPA or an equivalent state agency contends that we and other potentially responsible scrap metal suppliers are liable for the cleanup of those sites as a result of having sold scrap metal to unrelated manufacturers for recycling as a raw material in the manufacture of new products. We are involved in litigation or administrative proceedings with regard to several of these sites in which we are contesting, or at the appropriate time may contest, our liability at the sites. In addition, we have received information requests with regard to other sites which may be under consideration by the EPA as potential CERCLA sites.

     Although we are unable to estimate precisely the ultimate dollar amount of exposure to loss in connection with various environmental matters or the effect on our consolidated financial position, we make accruals as warranted. Due to inherent uncertainties, including evolving remediation technology, changing regulations, possible third-party contributions, the inherent shortcomings of the estimation process, the uncertainties involved in litigation and other factors, the amounts we accrue could vary significantly from the amounts we ultimately are required to pay.

AN INABILITY TO FULLY AND EFFECTIVELY INTEGRATE PENDING AND FUTURE ACQUISITIONS, INCLUDING THE HUTA ZAWIERCIE S.A. ACQUISITION, COULD RESULT IN INCREASED COSTS WHILE DIVERTING MANAGEMENT'S ATTENTION FROM OUR CORE OPERATIONS, AND WE CANNOT ASSURE YOU THAT WE WILL REALIZE THEIR FULL BENEFITS OR SUCCESSFULLY MANAGE OUR COMBINED COMPANY, AND FUTURE ACQUISITIONS MAY RESULT IN DILUTIVE EQUITY ISSUANCES OR INCREASES IN DEBT.

     On July 22, 2003, our subsidiary Commercial Metals (International) AG entered into an agreement to purchase 71% of the shares of Huta Zawiercie S.A., the third largest producer of steel in Poland, from Impexmetal S.A. of Warsaw, Poland. We expect to close the acquisition on or before December 15, 2003 and will use approximately $50.0 million of the net proceeds from the offering to fund this acquisition. In connection with the acquisition, we will assume approximately $32 million in debt. Also, as part of our ongoing business strategy we regularly evaluate and may pursue acquisitions of and investments in complementary companies. We cannot assure you that we will be able to fully or successfully integrate any pending or future acquisitions in a timely manner or at all. If we are unable to successfully integrate any pending or future acquisitions, we may incur costs and delays or other operational, technical or financial problems, any of which could adversely affect our business. In addition, management's attention may be diverted from core operations which could harm our ability to timely meet the needs of our customers and damage our relationships with those customers. To finance future acquisitions, we may need to raise funds either by issuing equity securities or incurring or assuming debt. If we incur additional debt, the related interest expense may significantly reduce our profitability.

WE ARE SUBJECT TO LITIGATION WHICH COULD ADVERSELY AFFECT OUR PROFITABILITY.

     We are involved in various litigation matters, including regulatory proceedings, administrative proceedings, governmental investigations, environmental matters and construction contract disputes. The nature of our operations also expose us to possible litigation claims in the future. Although we make every effort to avoid litigation, these matters are not totally within our control. We will contest these matters vigorously and have made insurance claims where appropriate, but because of the uncertain nature of litigation and coverage decisions, we cannot predict the outcome of these matters. These matters could have a material adverse effect on our financial condition and profitability. Litigation is very costly, and the costs associated with prosecuting and defending litigation matters could have a material adverse effect on our financial condition and profitability. Although we are unable to estimate precisely the ultimate dollar amount of exposure to loss in connection with litigation matters, we make accruals as warranted. However, the amounts that we accrue could vary significantly from the amounts we actually pay, due to inherent uncertainties and the inherent shortcomings of the estimation process, the uncertainties involved in litigation and other factors.

WE DEPEND ON OUR SENIOR MANAGEMENT TEAM AND THE LOSS OF ANY MEMBER COULD ADVERSELY AFFECT OUR OPERATIONS.

     Our success is dependent on the management and leadership skills of our senior management team, including Stanley A. Rabin, our chairman of the board. If we lose any of these individuals or fail to attract and retain equally qualified personnel, then we may not be able to implement our business strategy. We have not entered into employment agreements with any of our senior management personnel other than Murray R. McClean, president of our marketing and distribution division.

SOME OF OUR CUSTOMERS MAY DEFAULT ON THE DEBTS THEY OWE TO US.

     Economic conditions are not consistent in all the markets we serve. Some segments are still weak, and our customers may struggle to meet their obligations, especially if a significant customer of theirs defaults. We recorded a $5.2 million provision in fiscal 2003 for losses on receivables due to weakness in the domestic and global economies, which increased our allowance for collection losses to $9.3 million. Other factors such as management and accounting irregularities have forced some companies into bankruptcy. A weak economic recovery and corporate failures could result in higher bad debt costs.

                        RISKS RELATED TO OUR INDEBTEDNESS

WE HAVE SUBSTANTIAL DEBT AND HAVE THE ABILITY TO INCUR ADDITIONAL DEBT. THE PRINCIPAL AND INTEREST PAYMENT OBLIGATIONS OF OUR DEBT MAY RESTRICT OUR FUTURE OPERATIONS AND IMPAIR OUR ABILITY TO MEET OUR OBLIGATIONS UNDER THE NOTES.

     As of August 31, 2003, assuming the offering and the application of the net offering proceeds as contemplated thereby had been completed by that date (assuming all of our outstanding 2005 notes are validly tendered and not withdrawn and purchased by us pursuant to the tender offer), we would have had approximately $398 million of outstanding indebtedness. If we had completed the offering but did not purchase any of our outstanding 2005 notes in the tender offer, we and our subsidiaries would have had approximately $503 million of outstanding indebtedness as of August 31, 2003. In addition, the indenture governing the notes will permit us to incur additional debt.

     The following chart shows on an as adjusted basis our total debt, stockholders' equity and debt to equity ratio assuming we had completed the offering of $200 million of notes, the acquisition of Huta Zawiercie S.A. and that (a) no 2005 notes are purchased by us pursuant to the tender offer and (b) all of our outstanding 2005 notes are validly tendered and not withdrawn and purchased by us pursuant to the tender offer.

                                           AT AUGUST 31, 2003,
                                       AS ADJUSTED FOR THE OFFERING
                                   ------------------------------------
                                   ASSUMING NO 2005   ASSUMING ALL 2005
                                      NOTES ARE           NOTES ARE
                                   PURCHASED IN THE    PURCHASED IN THE
                                     TENDER OFFER        TENDER OFFER
                                   ----------------   -----------------
                                      (IN THOUSANDS EXCEPT RATIO)
Total debt .....................   $    503,000         $    398,000
Stockholders' equity ...........   $    507,000         $    507,000
Debt to equity ratio ...........             50%                  44%

     The amount of our debt may have important consequences to you. For instance, it could:

               o make it more difficult for us to satisfy our financial obligations, including those relating to the notes;

               o require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal due under our debt, including the notes, which will reduce funds available for other business purposes;

               o increase the risk of a ratings downgrade, increasing our cost of financing and limiting our access to capital markets;

               o increase the risk of a default of certain loan covenants, restricting our use of cash and financing alternatives;

               o increase our vulnerability to general adverse economic and industry conditions;

               o limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

               o place us at a competitive disadvantage compared with some of our competitors that have less debt; and

               o limit our ability to obtain additional financing required to fund working capital and capital expenditures, mergers and acquisitions and for other general corporate purposes.

     Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

CREDIT RATINGS AFFECT OUR ABILITY TO OBTAIN FINANCING AND THE COST OF SUCH FINANCING.

     Credit ratings affect our ability to obtain financing and the cost of such financing. Our commercial paper program is ranked in the second highest category by the following rating agencies: Moody's Investors Service (P-2), Standard & Poor's Corporation (A-2) and Fitch (F-2). Our senior unsecured debt is investment grade rated by Standard & Poor's Corporation (BBB), Fitch (BBB) and Moody's Investors Service (Baa2). On November 5, 2003, Moody's Investors Service downgraded our debt from Baa1 to Baa2 but changed its outlook from negative to stable. In determining our credit ratings, the rating agencies consider a number of both quantitative and qualitative factors. These factors include earnings, fixed charges such as interest, cash flows, total debt outstanding, off balance sheet obligations and other commitments, total capitalization and various ratios calculated from these factors. The rating agencies also consider predictability of cash flows, business strategy, industry conditions and contingencies. Lower ratings on our commercial paper program or our senior unsecured debt could impair our ability to obtain additional financing and will increase the cost of the financing that we do obtain.

THE AGREEMENTS GOVERNING THE NOTES AND OUR OTHER DEBT CONTAIN FINANCIAL COVENANTS AND IMPOSE RESTRICTIONS ON OUR BUSINESS.

     The indenture governing our 2005 notes, 6.80% notes due 2007 and 6.75% notes due 2009 contains restrictions on our ability to create liens, sell assets, enter into sale and leaseback transactions and consolidate or merge. The notes to be issued in the offering will be issued under the same indenture and will also be subject to these covenants. In addition, our credit facility contain covenants that place restrictions on our ability to, among other things:

          o    create liens;

          o    enter into transactions with affiliates;

          o    sell assets;

          o    in the case of some of our subsidiaries, guarantee debt; and

          o    consolidate or merge.

     Our credit facility also requires us to meet certain financial tests and maintain certain financial ratios, including a maximum debt to capitalization and interest coverage ratios. Other agreements that we may enter into in the future may contain covenants imposing significant restrictions on our business that are similar to, or in addition to, the covenants under our existing agreements. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

     Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these restrictions could result in a default under the indenture governing the notes or under our other debt agreements. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. If we were unable to repay debt to our secured lenders if we incur secured debt in the future, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the notes.

                           RISKS RELATED TO THE NOTES

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO OUR SECURED DEBT.

     Our obligations under the notes are unsecured. As a result, the notes will be effectively subordinated to any secured debt we incur in the future to the extent of the collateral securing that debt. As of August 31, 2003, we had no secured debt outstanding and our credit facilities were unsecured. We may, however, in the future issue secured debt. If we have secured debt in the future and are not able to repay amounts due under the terms of the secured debt, the holders of the secured debt could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral securing that indebtedness would be applied first to amounts due under the terms of the secured debt before any proceeds would be available to make payments on the notes. If we default under any secured debt, the value of the collateral on the secured debt may not be sufficient to repay both the holders of the secured debt and the holders of the notes.

WE DEPEND IN PART ON OUR SUBSIDIARIES TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS, INCLUDING PAYMENTS ON THE NOTES.

     Although Commercial Metals Company is an operating company, a substantial part of its assets consists of the capital stock or other equity interests of its subsidiaries. As a result, we depend in part on the earnings of our subsidiaries and the availability of their cash flows to us, or upon loans, advances or other payments made by these entities to us to service our debt obligations, including the notes. The ability of these entities to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to restrictions under agreements to which we are a party and applicable laws.

     Our ability and the ability of our subsidiaries to generate sufficient cash flow from operations to allow us to make scheduled payments on our debt, including the notes, will depend on our and their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we and our subsidiaries do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the notes. The cash flows of our operating subsidiaries and the amount that is available to us, together with our cash flows, may not be adequate for us to service our debt obligations, including the notes.

THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO THE DEBT AND LIABILITIES OF OUR SUBSIDIARIES.

     The notes will not be guaranteed by our subsidiaries. Payments on the notes are required to be made only by Commercial Metals Company. We may not have direct access to the assets of our subsidiaries unless those assets are transferred by dividend or otherwise to us. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions, including restrictions under other agreements to which we are a party and under applicable law. As a result, the notes will be structurally subordinated to all existing and future debt and liabilities, including trade payables, of our subsidiaries.

THERE IS NO PUBLIC MARKET FOR THE NOTES, AND WE CANNOT BE SURE THAT A MARKET FOR THE NOTES WILL DEVELOP.

     The notes are a new issue of securities for which there is no active trading market. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price if the liquidity of the trading market in the notes is limited. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for debt securities.

     The initial purchasers of the notes have advised us that they presently intend to make a market in the notes as permitted by applicable law. The initial purchasers are not obligated, however, to make a market in the notes and any market-making activities may be discontinued at any time at the sole discretion of the initial purchasers. In addition, any market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. As a result, you cannot be sure that an active trading market will develop for the notes.

     Subject to completion of a registered exchange offer for the notes, no public market for the notes will develop because the notes are being sold pursuant to an exemption from registration under applicable securities laws. As a result, the notes may be transferred or resold only in transactions registered under, or exempt from, the Securities Act and applicable state securities laws.

     If issued under an effective registration statement, the exchange notes will generally be transferable without the need for further registration. The SEC has broad discretion to declare any registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. Failure to have the registration statement declared effective or to complete the exchange offer for the notes could adversely affect the liquidity and price of the notes.

VOLATILE TRADING PRICES MAY REQUIRE YOU TO HOLD THE NOTES FOR AN INDEFINITE PERIOD OF TIME.

     If a market develops for the notes, the notes might trade at prices higher or lower than their initial offering price. The trading price would depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for debt has been subject to disruptions that have caused substantial fluctuations in the prices of these securities. The market for the notes may be subject to such fluctuations, which could have an adverse effect on the price of the notes. You should be aware that you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

WE WILL HAVE BROAD DISCRETION IN HOW WE USE THE NET PROCEEDS FROM THE OFFERING.

     We intend to use a significant amount of the net proceeds from the offering for the purchase of our 2005 notes validly tendered and not withdrawn pursuant to the tender offer and the acquisition of Huta Zawiercie S.A. The remainder of the proceeds will be used primarily for general corporate purposes. Our management has not designated a specific use for the remaining portion of the net proceeds and will have broad discretion over their use. Our management may allocate the net proceeds differently than investors in the offering would have preferred, and we may not maximize our return on the net proceeds.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth certain information regarding our ratio of earnings to fixed charges on a historical basis for the periods indicated.

                                                                     YEAR ENDED AUGUST 31,
                                               --------------------------------------------------------------
                                                  2003        2002          2001         2000         1999
                                               ----------   ----------   ----------   ----------   ----------
                                                                (IN THOUSANDS EXCEPT RATIOS)
EARNINGS:
   Earnings before taxes ...................   $   30,394   $   63,138   $   38,415   $   70,660   $   74,803
   Interest expense ........................       15,338       18,708       27,608       27,319       19,650
   Interest imputed on rent ................        4,476        3,925        3,828        3,555        3,033
   Amortization of capitalized interest ....        1,437        1,307        1,370        1,367          602
                                               ----------   ----------   ----------   ----------   ----------
        Total Earnings .....................   $   51,645   $   87,078   $   71,221   $  102,901   $   98,088
                                               ==========   ==========   ==========   ==========   ==========

FIXED CHARGES:
   Interest expense ........................   $   15,338   $   18,708   $   27,608   $   27,319   $   19,650
   Interest capitalized ....................          254          447        1,111          808        4,547
   Interest imputed on rent ................        4,476        3,925        3,828        3,555        3,033
                                               ----------   ----------   ----------   ----------   ----------
        Total Fixed Charges ................   $   20,068   $   23,080   $   32,547   $   31,682   $   27,230
                                               ==========   ==========   ==========   ==========   ==========

Ratio of Earnings to Fixed Charges .........         2.57         3.77         2.19         3.25         3.60

     For the purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings before income taxes, interest expense, interest imputed on rent and amortization of capitalized interest. Fixed charges represent interest expense, interest capitalized and the portion of operating rental expense that management believes is representative of the appropriate interest component of rent expense.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents, short-term debt and our consolidated capitalization at August 31, 2003, on an actual basis and on as adjusted basis to give effect to the offering and the application of the estimated net proceeds thereof, assuming that (1) all of our outstanding 2005 notes are validly tendered and not withdrawn and (2) $50 million in cash is paid for, and $32 million long-term debt is assumed in connection with, the acquisition of Huta Zawiercie S.A.

     You should read this table in conjunction with the consolidated financial statements and related notes contained in our SEC filings.

                                                                       AUGUST 31, 2003
                                                               --------------------------------
                                                                   ACTUAL         AS ADJUSTED
                                                               --------------    --------------
                                                                    (DOLLARS IN THOUSANDS)
Cash and cash equivalents(1) ...............................   $       75,058    $      120,058
                                                               ==============    ==============
Short-term debt:
     Trade financing .......................................   $       15,000    $       15,000
     Notes payable .........................................               --                --
     Current maturities of long-term debt ..................              640               640
                                                               --------------    --------------
         Total short-term debt .............................           15,640            15,640
Long-term debt, net of current maturities:(2)
     Notes offered hereby ..................................               --           200,000
     7.20% Notes due 2005 ..................................          104,185                --
     6.80% Notes due 2007 ..................................           50,000            50,000
     6.75% Notes due 2009 ..................................          100,000           100,000
     Other long-term debt(3) ...............................              812            32,812
                                                               --------------    --------------
         Total long-term debt ..............................          254,997           382,812
Stockholders' equity:
     Preferred stock .......................................               --                --
     Common stock, $5.00 par value, 40,000,000 shares
        authorized; 27,994,690 shares outstanding at
        August 31, 2003(4) .................................          161,326           161,326
     Additional paid-in capital ............................              863               863
     Accumulated other comprehensive income ................            2,368             2,368
     Retained earnings .....................................          401,869           401,869
     Less treasury stock, 4,270,476 shares .................          (59,493)          (59,493)
                                                               --------------    --------------
         Total stockholders' equity ........................          506,933           506,933
                                                               --------------    --------------
              Total capitalization .........................   $      777,570    $      905,385
                                                               ==============    ==============

----------
(1) Cash and cash equivalents increases by $200 million for the proceeds from the offering less $100 million for the tender offer for the 2005 notes and $50 million for the acquisition of Huta Zawiercie S.A. Cash and cash equivalents are further reduced by $3 million for the premium paid for the tender offer for the 2005 notes and $2 million for expenses relating to the offering.

(2) See the notes to our consolidated financial statements for additional information concerning long-term debt. The 2005 notes include the effect of an interest rate swap valued at $4,185,000.

(3) The as adjusted amount includes the assumption of $32 million in debt upon the acquisition of Huta Zawiercie S.A.

(4) Does not include approximately 3,845,000 shares issuable upon the exercise of options outstanding at August 31, 2003.

                  SELECTED FINANCIAL INFORMATION AND OTHER DATA

     The selected income statement data and balance sheet data presented below is for the years ended August 31, 2003, 2002, 2001, 2000 and 1999 and as of August 31, 2003, 2002, 2001, 2000 and 1999. The per share amounts have been adjusted to reflect a two-for-one stock split in the form of a stock dividend on our common stock effective June 28, 2002. In 2002, as reported in our Annual Report on Form 10-K for the year ended August 31, 2002, as amended, we restated the financial statements. See Note 14 to our consolidated financial statements for the year ended August 31, 2002. The following information should be read in conjunction with the sections "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes contained in our SEC filings.

                                                                       YEAR ENDED AUGUST 31,
                                                 --------------------------------------------------------------
                                                    2003         2002         2001         2000         1999
                                                 ----------   ----------   ----------   ----------   ----------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales ....................................   $    2,876   $    2,447   $    2,441   $    2,661   $    2,251
Cost of goods sold ...........................        2,587        2,129        2,144        2,334        1,949
Selling, general and administrative expense ..          232          221          212          211          191
Employees' retirement plans ..................           12           15           11           18           16
Interest expense .............................           15           19           28           27           20
Litigation accrual ...........................           --           --            8           --           --
                                                 ----------   ----------   ----------   ----------   ----------
Earnings before income taxes .................           30           63           38           71           75
Provision for income taxes ...................           11           22           14           26           28
                                                 ----------   ----------   ----------   ----------   ----------

Net earnings .................................   $       19   $       41   $       24   $       45   $       47
                                                 ==========   ==========   ==========   ==========   ==========
Net earnings per share (basic) ...............   $     0.67   $     1.48   $     0.91   $     1.59   $     1.62
                                                 ==========   ==========   ==========   ==========   ==========
Net earnings per share (diluted) .............   $     0.66   $     1.43   $     0.90   $     1.56   $     1.61
                                                 ==========   ==========   ==========   ==========   ==========

Cash dividends paid per common share .........   $     0.32   $    0.275   $     0.26   $     0.26   $     0.26




                                                                       YEAR ENDED AUGUST 31,
                                                 --------------------------------------------------------------
                                                    2003         2002         2001         2000         1999
                                                 ----------   ----------   ----------   ----------   ----------
                                                                  (IN MILLIONS, EXCEPT RATIOS)
OTHER FINANCIAL DATA:
EBITDA (1) ...................................   $    106.9   $    143.4   $    133.3   $    164.6   $    146.5
Ratio of earnings to fixed charges (2) .......         2.57         3.77         2.19         3.25         3.60
Ratio of EBITDA to interest expense ..........          7.0          7.7          4.8          6.0          7.5
Ratio of total debt to EBITDA ................          2.5          1.8          2.0          2.2          2.0


                                                                          AUGUST 31,
                                                 --------------------------------------------------------------
                                                    2003         2002         2001         2000         1999
                                                 ----------   ----------   ----------   ----------   ----------
                                                                          (IN MILLIONS)
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents ....................   $     75.1   $    124.4   $     56.0   $     20.1   $     44.7
Total assets .................................   $  1,275.4   $  1,230.1   $  1,081.9   $  1,170.1   $  1,079.1
Long-term debt ...............................   $    255.0   $    256.0   $    251.6   $    261.9   $    265.6
Total debt ...................................   $    270.6   $    256.6   $    265.7   $    363.2   $    289.8
Stockholders' equity .........................   $    506.9   $    501.3   $    433.1   $    418.8   $    418.3

----------
(1) We have included a financial statement measure in the table above that was not derived in accordance with generally accepted accounting principles
     (GAAP). Earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, is a non-GAAP liquidity measure. In calculating EBITDA, we exclude our largest recurring non-cash charge, depreciation and amortization. We use EBITDA as one guideline to assess our ability to pay our current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. Reconciliations to net earnings are provided below.

                                                                  YEAR ENDED AUGUST 31,
                                           --------------------------------------------------------------
                                              2003         2002         2001         2000         1999
                                           ----------   ----------   ----------   ----------   ----------
                                                                   (IN MILLIONS)
Net earnings ...........................   $     18.9   $     40.5   $     23.8   $     44.6   $     47.0
Interest expense .......................         15.3         18.7         27.6         27.3         19.6
Income taxes ...........................         11.5         22.6         14.6         26.1         27.8
Depreciation and amortization ..........         61.2         61.6         67.3         66.6         52.1
                                           ----------   ----------   ----------   ----------   ----------
EBITDA .................................   $    106.9   $    143.4   $    133.3   $    164.6   $    146.5
                                           ==========   ==========   ==========   ==========   ==========


(2) For the purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings before income taxes, interest expense, interest imputed on rent and amortization of capitalized interest. Fixed charges include interest expense, interest capitalized and the portion of operating rental expense that management believes is representative of the appropriate interest component of rent expense.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations is intended to assist in the understanding and assessment of the trends and significant changes in our results of operations and financial condition. Historical results may not indicate future performance. Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from those contemplated by these statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Disclosure Regarding Forward-Looking Statements" and "Risk Factors." Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and the accompanying notes contained in our SEC filings.

CONSOLIDATED RESULTS OF OPERATIONS

                                         YEAR ENDED AUGUST 31,
                                 ------------------------------------
                                    2003         2002         2001
                                 ----------   ----------   ----------
                                        (DOLLARS IN MILLIONS)
Net sales                        $    2,876   $    2,447   $    2,441
Net earnings                           18.9         40.5         23.8
EBITDA                                106.9        143.4        133.3
Ending LIFO reserve                    17.4          8.1          6.5

     We have included a financial statement measure in the table above that was not derived in accordance with generally accepted accounting principles (GAAP). Earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, is a non-GAAP liquidity measure. In calculating EBITDA, we exclude our largest recurring non-cash charge, depreciation and amortization. We use EBITDA as one guideline to assess our ability to pay our current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. For a reconciliation to net earnings (loss), see "Selected Financial Information and Other Data."

     The following events had a significant financial impact during the year ended August 31, 2003 as compared to 2002:

     o We recorded a $6.1 million (after-tax) last-in, first-out (LIFO) expense ($0.21 per diluted share) compared to $1.0 million LIFO expense ($0.04 per diluted share) in 2002.

     o Our steel and the copper tube minimills' adjusted operating profit decreased due primarily to higher scrap, utility and other input costs which were only partially offset by increased selling prices and higher shipments.

     o Margins were lower at the steel group's fabrication operations due to lower selling prices, in spite of higher shipments.

     o In 2002, we recorded a $3.4 million (after-tax) gain from the sale of the assets of SMI Owen Steel Company.

     o Adjusted operating profits in our recycling segment in 2003 almost tripled from 2002 due mostly to the rise in prices in steel (ferrous) scrap markets.

     o Marketing and distribution's adjusted operating profit in 2003 was significantly higher than in 2002, with most of the improvement in international markets.

     Market conditions were difficult during the year ended August 31, 2003, but our strategy of diversification both in our vertical integration as well as in our product lines enabled us to remain profitable. Throughout much of 2003, our key markets, especially in the manufacturing segment, were very competitive, although conditions improved during the fourth quarter. Public construction and institutional building remained fairly strong. However, construction for factories, offices and other commercial buildings in the United States was significantly lower for the second consecutive year. These conditions, along with higher input costs, resulted in substantially lower adjusted operating profits in 2003 at our mills and fabrication operations as compared to 2002. Also, many of our international markets except for China and Australia remained weak. During the second half of 2003, demand for our products increased and we realized some benefit from the weaker US dollar. Our net earnings increased significantly in the fourth quarter of fiscal 2003, with net earnings for the three months ended August 31, 2003 totaling $10.7 million as compared to $9.0 million in 2002.

     Our management uses a non-GAAP measure, adjusted operating profit, to compare and evaluate the financial performance of our segments. Adjusted operating profit, as referred to in our Management's Discussion and Analysis of Financial Condition and Results of Operations, is the sum of our earnings before income taxes and financing costs. Adjusted operating profit provides a core operational earnings measurement that compares segments without the need to adjust for federal, but more specifically state and local taxes which have considerable variation between domestic jurisdictions. Tax regulations in international operations add additional complexity. Also, we exclude interest cost in our calculation of adjusted operating profit. The results are therefore without consideration of financing alternatives of capital employed. In the following table we are providing a reconciliation of the non-GAAP measure, adjusted operating profit (loss), to net earnings (loss) (in thousands):

                                                                          MARKETING AND    CORPORATE AND
SEGMENT                                MANUFACTURING      RECYCLING        DISTRIBUTION     ELIMINATIONS         TOTAL
-------                                --------------   --------------    --------------   --------------    --------------
YEAR ENDED AUGUST 31, 2003:
Net earnings (loss)                    $       13,557   $       10,006    $       15,529   $      (20,188)   $       18,904
Income taxes                                    6,477            5,104             4,753           (4,844)           11,490
Interest expense                                  130                5             1,313           13,890            15,338
Discounts on sales of accounts
  receivable                                      201               91               189              103               584
                                       --------------   --------------    --------------   --------------    --------------
Adjusted operating profit (loss)       $       20,365   $       15,206    $       21,784   $      (11,039)   $       46,316
                                       ==============   ==============    ==============   ==============    ==============

YEAR ENDED AUGUST 31, 2002:
Net earnings (loss)                    $       45,026   $        3,741    $        8,085   $      (16,327)   $       40,525
Income taxes                                   25,739            1,187             3,769           (8,082)           22,613
Interest expense                                  291                4             2,039           16,374            18,708
Discounts on sales of accounts
  receivable                                      391              166               303              (67)              793
                                       --------------   --------------    --------------   --------------    --------------
Adjusted operating profit (loss)       $       71,447   $        5,098    $       14,196   $       (8,102)   $       82,639
                                       ==============   ==============    ==============   ==============    ==============

YEAR ENDED AUGUST 31, 2001:
Net earnings (loss)                    $       34,826   $       (1,579)   $        3,612   $      (13,087)   $       23,772
Income taxes                                   21,150             (903)            2,139           (7,743)           14,643
Interest expense                                  357               --             1,798           25,441            27,608
Discounts on sales of accounts
  receivable                                      367              146               284              179               976
                                       --------------   --------------    --------------   --------------    --------------
Adjusted operating profit (loss)       $       56,700   $       (2,324)   $        7,833   $        4,790    $       66,999
                                       ==============   ==============    ==============   ==============    ==============

CONSOLIDATED DATA

     The LIFO method of inventory valuation decreased net earnings by $6.1 million and $1.0 million for the years ended August 31, 2003 and 2002, respectively. LIFO reduced diluted earnings per share by 21 cents and 4 cents for the years ended August 31, 2003 and 2002, respectively.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The following are important accounting policies, estimates and assumptions that you should understand as you review our financial statements. We apply these accounting policies and make these estimates and assumptions to prepare financial statements under generally accepted accounting principles. Our use of these accounting policies, estimates and assumptions affects our reported results of operations and our reported amounts of assets and liabilities. Where we have used estimates or assumptions, actual results could differ significantly from our estimates.

     REVENUE RECOGNITION. Generally, we recognize sales when title passes. For a few of our steel fabrication operations, we recognize net sales and profits from certain long-term fixed price contracts by the percentage-of-completion method. In determining the amount of net sales to recognize, we estimate the total costs and profits expected to be recorded for the contract term and the recoverability of costs related to change orders. These estimates could change, resulting in changes in our earnings.

     CONTINGENCIES. We make accruals as needed for litigation, administrative proceedings, government investigations, including environmental matters and contract disputes. We base our environmental liabilities on estimates regarding the number of sites for which we will be responsible, the scope and cost of work to be performed at each site, the portion of costs that we expect we will share with other parties and the timing of the remediation. Where timing of expenditures can be reliably estimated, we discount amounts to reflect our cost of capital over time. We record these and other contingent liabilities when they are probable and when we can reasonably estimate the amount of loss. Where timing and amounts cannot be precisely estimated, we estimate a range and we recognize the low end of the range without discounting.

     INVENTORY COST. We determine inventory cost for most domestic inventories by the last-in, first-out method, or LIFO. At the end of each quarter, we estimate both inventory quantities and costs that we expect at the end of the fiscal year for these LIFO calculations and we record an amount on a pro-rata basis. These estimates could vary substantially from the actual year-end results, causing an adjustment to cost of goods sold. We record all inventories at the lower of their cost or market value. Elements of costs in finished goods inventory in addition to the cost of material include depreciation and amortization, utilities, consumable production supplies, maintenance and production wages. Also, the costs of departments that support production including materials management and quality control are allocated to inventory.

     PROPERTY, PLANT AND EQUIPMENT. Our manufacturing and recycling businesses are capital intensive. We evaluate the value of these assets and other long-lived assets whenever a change in circumstances indicates that their carrying value may not be recoverable. Some of the estimated values for assets that we currently use in our operations utilize judgments and assumptions of future undiscounted cash flows that the assets will produce. If these assets were for sale, our estimates of their values could be significantly different because of market conditions, specific transaction terms and a buyer's different viewpoint of future cash flows. Also, we depreciate property, plant and equipment on a straight-line basis over the estimated useful lives of the assets. Depreciable lives are based on our estimate of the assets' economically useful lives. To the extent that an asset's actual life differs from our estimate, there could be an impact on depreciation expense or a gain/loss on the disposal of the asset in a later period. We expense major maintenance costs as incurred.

     OTHER ACCOUNTING POLICIES. For additional information on our accounting policies, see Note 1, Summary of Significant Accounting Policies, to our consolidated financial statements for the year ended August 31, 2002.

     NEW ACCOUNTING PRONOUNCEMENTS. See Note 1, Summary of Significant Accounting Policies, to our consolidated financial statements for the year ended August 31, 2002.

SEGMENT OPERATING DATA

     Unless otherwise indicated, all amounts below are before income taxes.

     The following table shows net sales and adjusted operating profit (loss) by business segment (in thousands):

                                                      YEAR ENDED AUGUST 31,
                                                   ----------------------------
                                                       2003            2002
                                                   ------------    ------------
           NET SALES:
           Manufacturing                           $  1,339,515    $  1,332,746
           Recycling                                    441,444         378,054
           Marketing and Distribution                 1,149,697         777,012
           Corporate and Eliminations                   (54,771)        (41,035)
                                                   ------------    ------------
                                                   $  2,875,885    $  2,446,777
                                                   ============    ============

           ADJUSTED OPERATING PROFIT (LOSS):
           Manufacturing                           $     20,365    $     71,447
           Recycling                                     15,206           5,098
           Marketing and Distribution                    21,784          14,196
           Corporate and Eliminations                   (11,039)         (8,102)
                                                   ------------    ------------
                                                   $     46,316    $     82,639
                                                   ============    ============

YEAR ENDED AUGUST 31, 2003 COMPARED TO YEAR ENDED AUGUST 31, 2002

     MANUFACTURING. We include our steel group and our copper tube division in our manufacturing segment. Adjusted operating profit is equal to earnings before income taxes for our four steel minimills, our copper tube mill and the steel group's fabrication operations. Our manufacturing adjusted operating profit for the year ended August 31, 2003 decreased $51.1 million as compared to 2002. The sale of SMI Owen and a litigation settlement at the mills in 2002 accounted for $10.6 million of the decrease. Excluding these items, adjusted operating profit decreased 67% in 2003 as compared to 2002. Steel mill selling prices were at very low levels for much of 2003. However, scrap purchase prices were driven sharply higher by offshore demand and the weakening value of the U.S. dollar. Our steel minimills implemented higher selling prices that became partially effective during the second half of 2003. However, these price increases did not fully offset higher scrap and utility costs. Gross margins were significantly lower as a result of these conditions. Our copper tube mill's gross margins were also lower due to increased copper scrap purchase prices and lower selling prices for its products. Our steel group's fabrication operations were less profitable in 2003 as compared to 2002 primarily due to lower selling prices which more than offset the impact of higher shipments.

     The table below reflects steel and scrap prices per ton:

                                                    YEAR ENDED AUGUST 31,
                                                   -----------------------
                                                      2003         2002
                                                   ----------   ----------
                                                      (DOLLARS PER TON)
Average mill selling price-total sales             $      278   $      269
Average mill selling price-finished goods only            287          275
Average fabrication selling price                         536          608
Average ferrous scrap purchase price                       97           80

     Adjusted operating profit for our four steel minimills decreased $18.2 million (52%) for the year ended August 31, 2003 as compared to 2002. The effect of valuing inventories under the LIFO method accounted for $3.5 million (19%) of the decrease in adjusted operating profit for the year ended August 31, 2003 as compared to 2002. Also, during the year ended August 31, 2002, our steel minimills received $2.5 million from a nonrecurring graphite electrode litigation settlement. Even excluding these items, adjusted operating profit in 2003 decreased as compared to 2002 because higher shipments and average selling prices were not enough to offset higher input costs, including scrap and utilities. Our adjusted operating profit at our SMI Texas facility decreased 25% to $19.3 million for the year ended August 31, 2003 as compared to an adjusted operating profit of $25.8 million in 2002. Our SMI South Carolina facility lost $7.1 million for the year ended August 31, 2003 as compared to a $2.8 million adjusted operating profit in 2002. Higher scrap costs, higher energy costs and a weak demand for our products in the second quarter were the most significant reasons for our SMI South Carolina's facility loss in 2003, although price increases in the fourth quarter helped it post a much improved fourth quarter. Our SMI Arkansas facility reported a $160 thousand adjusted operating profit in 2003 as compared to a $3.5 million adjusted operating profit in 2002. Most of the decrease in adjusted operating profit at our SMI Arkansas facility was attributable to LIFO expense caused by higher year end inventories of rerolling rail. However, adjusted operating profit at our SMI Alabama mill for the year ended August 31, 2003 increased 63% to $4.2 million as compared to $2.5 million in 2002. Cost reduction efforts, improved operating efficiencies, and better market conditions were the key factors in our SMI Alabama facility's improved profitability. Our mills shipped 2,284,000 tons in 2003, an increase of 5% as compared to 2,171,000 tons shipped in 2002, due largely to higher billet sales. Our mills rolled 1,972,000 tons, a 3% decrease as compared to 2002. Our minimills melted 2,081,000 tons during the year ended August 31, 2003, which was a decrease of 1% as compared to 2002. Our average total mill selling price at $278 per ton increased $9 (3%) as compared to 2002. Our mill selling price for finished goods increased $12 per ton (4%) in 2003 as compared to 2002. Our average scrap purchase costs in 2003 increased $17 per ton (21%) as compared to 2002. Utility expenses increased by $9.4 million for the year ended August 31, 2003 as compared to 2002. The increase in utility costs was mostly due to higher natural gas costs, although electricity expenses also increased.

     The steel group's fabrication and other businesses reported a combined adjusted operating profit of $6.0 million for the year ended August 31, 2003 as compared to an adjusted operating profit of $33.6 million in 2002. We recorded a $5.2 million gain from the sale of SMI Owen Steel Company in March 2002. Also, prior to its sale, SMI Owen had an adjusted operating profit of $2.9 million for the year ended August 31, 2002. Excluding these items, fabrication adjusted operating profits decreased by $19.5 million (76%) for the year ended August 31, 2003 as compared to 2002. Our fabrication plants shipped 1,028,000 tons in 2003, 4% more than the 984,000 tons shipped during 2002. Our fabricated rebar shipments increased 104,000 tons (19%) as compared to 2002. Lower structural, joist and post plant shipments partially offset this increase. The average fabrication selling price for the year ended August 31, 2003 decreased $72 per ton (12%) as compared to 2002. Our rebar fabrication, construction-related products, post and heat treating plants were profitable during the year ended August 31, 2003. Our joist and structural steel fabrication operations recorded losses during 2003 due to lower selling prices and shipments. During the year ended August 31, 2003, the joist plants reduced certain inventory stock values by $1.8 million to their estimated current market value. Also, during the year ended August 31, 2003, we wrote-down $711 thousand of inventory at two of our other fabrication facilities, and we recognized a $998 thousand gain on the trade-in of rental forms in construction-related products. During 2003, we acquired substantially all of the operating assets of the Denver, Colorado location of Symons Corporation, E.L. Wills in Fresno, California and Dunn Del Re Steel in Chandler, Arizona. The Symons location is a concrete formwork supplier, and E.L. Wills and Dunn Del Re Steel are rebar fabrication operations. The purchase prices for these businesses totaled $13.4 million. No single one of these acquisitions was significant to our operations.

     Our copper tube division reported an adjusted operating profit of $620 thousand for the year ended August 31, 2003 as compared to an adjusted operating profit of $5.1 million in 2002. Net sales were 2% lower in 2003 as compared to 2002. Our copper tube shipments increased 4% to 61.9 million pounds during 2003 as compared to 2002. However, our average net selling price for plumbing and refrigeration tube decreased by 7 cents per pound (6%) to $1.17 per pound as compared to $1.24 per pound in 2002. We increased our production to 60.7 million pounds for the year ended August 31, 2003, which was 8% more than the 56.2 million pounds that we produced in 2002. Our average copper scrap price increased 4 cents per pound (6%) during the year ended August 31, 2003 as compared to 2002. The difference between the sales price ($1.17 and $1.24 in 2003 and 2002, respectively) and copper scrap purchase cost ($0.72 and $0.68 in 2003 and 2002, respectively) are commonly referred to as "the metal spread". The metal spread declined 21% in 2003 as compared to 2002. Although single family residential construction held up relatively well, other market sectors were weaker, which put pressure on selling prices.

     RECYCLING. Our recycling segment reported an adjusted operating profit of $15.2 million for the year ended August 31, 2003 as compared to an adjusted operating profit of $5.1 million in 2002. All four of the geographic regions where the segment operates were substantially more profitable. Net sales for the year ended August 31, 2003 were $441.4 million, an increase of 17% as compared to our net sales of $378.1 million in 2002. Our gross margins were 24% higher in 2003 as compared to 2002, partially due to controls over costs. The segment processed and shipped 1,639,000 tons of ferrous scrap during the year ended August 31, 2003, an increase of 10% as compared to 2002. Ferrous sales prices were on average $100 per ton, or 23% higher than in 2002. Greater demand from overseas markets contributed to this increase, as well as the weaker U.S. dollar.

     Nonferrous markets improved moderately during the year ended August 31, 2003. Our average nonferrous scrap sales price of $1,021 per ton was 8% higher than in 2002, although shipments were 3% lower at 231,000 tons. The total volume of scrap processed, including the steel group's processing plants, was 2,811,000 tons, an increase of 9% from the 2,568,000 tons processed in 2002.

     MARKETING AND DISTRIBUTION. Net sales for the year ended August 31, 2003 for our marketing and distribution segment increased $372.7 million (48%) to $1.15 billion, as compared to 2002 net sales of $777.0 million. Most of the increase related to sales outside of the United States. Adjusted operating profit for the year ended August 31, 2003 was $21.8 million, an increase of 53% as compared to 2002, due mostly to better results from our international operations. International steel prices for flat-rolled products rose and then weakened, because of decreased demand from China, during the first three quarters of 2003. However, the prices for flat-rolled steel products rose again during the fourth quarter. Prices for long products slowly increased during 2003. Our steel shipments increased, except for imports into the U.S. Our business in the U.S. was reduced because of the weak economy, weaker U.S. dollar and import duties. Due to these factors, volumes, prices and margins for nonferrous semi-finished products were lower in 2003 as compared to 2002. However, sales and margins for ores, minerals, ferroalloys and special metals were generally higher. Also, freight costs increased in 2003 as compared to 2002. Our marketing and distribution and service center operations in Australia were more profitable in 2003 as compared to 2002. Our joint venture Europickling facility in Belgium became profitable during 2003. Also, the joint venture arrangements with our 11% investee, Trinecke Zelezarny, a Czech mill, contributed to our sales in Central Europe. Sales into Asia, including China, were strong, especially during the first and second quarters of our fiscal 2003. In July 2003, our international subsidiary entered into a definitive agreement to purchase a controlling interest in Huta Zawiercie S.A., a Polish steel minimill. This acquisition is expected to be completed by December 15, 2003.

     OTHER. Our employees' retirement plan expenses were 16% lower for the year ended August 31, 2003 as compared to 2002. Discretionary items, such as contributions, were much lower for the year ended August 31, 2003 as compared to 2002. We committed less to these items because 2003 was less profitable. Interest expense for the year ended August 31, 2003 was lower as compared to 2002 due primarily to lower overall interest rates on short term borrowings and two interest rate swaps on parts of our long term debt which resulted in lower effective interest rates.

NEAR-TERM OUTLOOK

     We expect our fiscal year ending August 31, 2004 to be significantly more profitable than 2003, partially because of the internal cost reductions and productivity improvements that we have made. We also are expecting better economic conditions in 2004, mostly in global manufacturing. We believe that our first quarter of 2004 will have comparable adjusted operating profits to the quarter ended August 31, 2003. We anticipate net earnings (excluding the effect of revaluing inventories on the LIFO method) to be approximately $9 to $10 million for the first quarter of fiscal 2004. We have noted signs of increasing demand in the U.S. manufacturing sector, and some improvement in construction. However, we believe that office, lodging and industrial construction will recover more slowly. Also, we believe that orders for capital goods will be higher in 2004. Asian markets are relatively strong and European markets are partially recovering. We anticipate that our overall results will be better in the second half of 2004 as compared to the first half.

     We anticipate our profits will be higher in 2004 in our manufacturing segment as compared to 2003 because of higher metal spreads and increased production, shipments and prices. We have implemented several steel minimill price increases on most of our products. The cumulative price increases are $70 per ton for merchant bar and $55 per ton for reinforcing bar. We are expecting these price increases to become fully effective during the first half of fiscal 2004. As a result, gross margins at our steel minimills should increase. We expect the gross margins in our fabrication and other related businesses to continue at current levels during the first few months in fiscal 2004. However, we expect these margins to improve later in that year.

     We anticipate that our recycling segment will continue to report significant adjusted operating profits, due to strong demand for steel scrap and nonferrous metal scrap and the relatively weak U.S. dollar.

     Our marketing and distribution segment should remain profitable during our fiscal 2004. We expect that our U.S. operations will be more profitable, but that our international subsidiary will have lower profits in 2004 as compared to 2003. Overall, prices and volumes should remain constant. We are expecting that our purchase of the controlling interest in Huta Zawiercie S.A. will be completed by December 15, 2003.

     We anticipate that our capital spending for 2004 will be approximately $61 million, excluding the $50 million acquisition cost for 71.1% of the shares of Huta Zawiercie S.A. Most of these expenditures will be in our manufacturing segment, including a major improvement project at our SMI Texas melt shop.

LONG-TERM OUTLOOK

     We believe we are well-positioned to exploit long term opportunities. Long-term, we expect stronger demand for our products due to the increased possibility of a recovery in demand throughout the major global economies as well as continued growth in developing countries. Emerging countries often have a higher growth rate for steel and nonferrous metals consumption. We believe that the demand will increase in Asia, particularly in China, as well as in Central and Eastern Europe.

     We believe that there will be further consolidation in the industries in which we participate, and we plan to continue to participate in a prudent way. The reasons for further consolidation include an inadequate return on capital for most companies, numerous bankruptcies, a high degree of fragmentation, the need to eliminate non-competitive capacity and more effective marketing.

LIQUIDITY AND CAPITAL RESOURCES

     We discuss liquidity and capital resources on a consolidated basis. Our discussion includes the sources and uses of our three operating segments and centralized corporate functions. We have a centralized treasury function and use inter-company loans to efficiently manage the short-term cash needs of our operating divisions. We invest any excess funds centrally.

     We rely upon cash flows from operating activities and, to the extent necessary, external short-term financing sources. Our short-term financing sources include commercial paper, sales of certain accounts receivable, short-term trade financing arrangements and borrowing under our bank credit facilities. From time to time, we have issued long-term public and private debt placements. Our investment grade credit ratings and general business conditions affect our access to external financing on a cost-effective basis. Depending on the price of our common stock, we may realize significant cash flows from the exercise of stock options.

     Moody's Investors Service (P-2), Standard & Poor's Corporation (A-2) and Fitch (F-2) rate our commercial paper program in the second highest category. To support our commercial paper program, on August 8, 2003, we entered into a $275 million unsecured contractually committed revolving credit agreement with a group of sixteen banks. Our $275 million facility expires in August 2006. This agreement provides for borrowing in United States dollars with the interest rate indexed to LIBOR. The spread over LIBOR may vary between 33 basis points and 105 basis points based upon the rating of our non-credit enhanced senior unsecured long-term debt by Moody's Investors Service, Inc. and Standard & Poor's Ratings Services. Actual borrowings are subject to a facility fee, which may vary between 17 basis points and 45 basis points based on the same debt ratings referenced above. In addition, if we borrow more than 33% of the authorized borrowings under the credit agreement, we will incur an additional 12.5 basis point fee on actual borrowings. No compensating balances are required. The credit agreement serves as a back up facility for our commercial paper program. We plan to continue our commercial paper program and the revolving credit agreements in comparable amounts to support the commercial paper program.

     For added flexibility, we may secure financing through securitized sales of certain accounts receivable in an amount not to exceed $130 million and direct sales of accounts receivable. We continually sell accounts receivable to replace those receivables that have been collected from our customers. Our long-term public debt was $254 million at August 31, 2003 without giving effect to the consummation of the tender offer for our 2005 notes or the offering. See "Risk Factors-Risks Related to Our Indebtedness." Such debt is investment grade rated by Standard & Poor's Corporation (BBB), Fitch (BBB) and by Moody's Investors Service (Baa2). Both Moody's Investors Service and Standard & Poor's have a stable outlook on their respective ratings on our long-term public debt. We believe that we will have access to the public markets if necessary for potential refinancing or the issuance of additional long-term debt. Also, we have numerous informal, uncommitted, nonbinding, short-term credit facilities available from domestic and international banks. These credit facilities are priced at current market rates.

     Credit ratings affect our ability to obtain short- and long-term financing and the cost of such financing. If the rating agencies were to reduce our credit ratings, we would pay higher financing costs and probably would have less availability of the informal, uncommitted facilities. On November 5, 2003, Moody's Investors Service downgraded our senior unsecured debt rating from Baa1 to Baa2 but changed its outlook from negative to stable. In determining our credit ratings, the rating agencies consider a number of both quantitative and qualitative factors. These factors include earnings, fixed charges such as interest, cash flows, total debt outstanding, off balance sheet obligations and other commitments, total capitalization and various ratios calculated from these factors. The rating agencies also consider predictability of cash flows, business strategy, industry conditions and contingencies. Maintaining our investment grade ratings is a high priority for us.

     Certain of our financing agreements include various covenants. The most restrictive of these covenants requires us to maintain an interest coverage ratio of greater than three times and a debt to capitalization ratio of 55%, as defined in the financing agreement. A few of the agreements provide that if we default on the terms of another financing agreement, it is considered a default under these agreements. We have complied with the requirements, including the covenants of our financing agreements as of and for the year ended August 31, 2003.

     Our revolving credit agreement and accounts receivable securitization agreement include provisions that are triggered by a drop in our ratings. The trigger in the revolving credit agreement is solely a means to reset pricing for facility fees and, if a borrowing occurs, on loans. Within the accounts receivable securitization agreement, a significant drop in our ratings would allow the lender to terminate the agreement, but the trigger requires a combination of ratings actions on behalf of two independent rating agencies and is set at levels seven ratings categories below our current rating.

     Our manufacturing and recycling businesses are capital intensive. Our capital requirements include construction, purchases of equipment and maintenance capital at existing facilities. We plan to invest in new operations. We also plan to invest in working capital to support the growth of our businesses and pay dividends to our stockholders.

     We continue to assess alternative means of raising capital, including potential dispositions of under-performing or non-strategic assets. Any potential future major acquisitions could require additional financing from external sources including the issuance of common or preferred stock.

     CASH FLOWS. Our cash flows from operating activities primarily result from sales of steel and related products, and to a lesser extent, sales of nonferrous metal products. We also sell and rent construction-related products and accessories. We have a diverse and generally stable customer base. We use futures or forward contracts as needed to mitigate the risks from fluctuations in foreign currency exchange rates and metals commodity prices.

     The volume and pricing of orders from our U.S. customers in the manufacturing and construction sectors affect our cash flows from operating activities. Our international marketing and distribution operations also significantly affect our cash flows from operating activities. The weather can influence the volume of products we ship in any given period. Also, the general economy, the strength of the U.S. dollar, governmental action, and various other factors beyond our control influence our volume and prices. Periodic fluctuations in our prices and volumes can result in variations in cash flows from operations. Despite these fluctuations, we have historically relied on operating activities as a steady source of cash.

     Our net cash flows from operating activities were $15.3 million for the year ended August 31, 2003, which were $81.3 million lower as compared to the $96.6 million of net cash flows from our operating activities for the year ended August 31, 2002. Our net earnings decreased $21.6 million in 2003 as compared to 2002. Also, our accounts receivable and inventories increased by $112.6 million in 2003 as compared to an increase of $85.9 million in 2002. These items increased in 2003 primarily in our marketing and distribution operations due to higher sales orders from outside of the United States. Our accounts payable at August 31, 2003 was higher than at August 31, 2002, but the increase in accounts payable was not commensurate with the increase in inventories. During the year ended August 31, 2003, we paid more bonuses and other discretionary expenses, which had been accrued at August 31, 2002, than we did during the year ended August 31, 2002. As a result, our accrued expenses decreased during the year ended August 31, 2003. Also, we paid $9.6 million during the year ended August 31, 2003 relating to an adverse trial judgment that was upheld on appeal. This judgment had been accrued at August 31, 2002. During 2002, we had received $15.0 million from a favorable litigation settlement and $5.2 million for the contract balance and settlement of disputed change orders on an old large structural steel fabrication contract at our SMI-Owen facility.

     We invested $49.8 million in property, plant and equipment during the year ended August 31, 2003, an increase of $2.6 million (5%) as compared to 2002. The capital expenditures in 2003 were primarily in our manufacturing segment. In addition, we acquired the operating assets of two rebar fabrication operations and one construction-related products business in 2003, for a total of $13.4 million. In 2002, we acquired the remaining shares of the Coil Steels Group for $6.8 million. Also, in 2002, we received $19.7 million from the sale of the assets of our SMI Owen facility, our large structural steel fabrication operation located in Columbia, South Carolina. We assess our capital spending each quarter and reevaluate our requirements based upon current and expected results.

     At August 31, 2003, 27,994,690 common shares were issued and outstanding, including 4,270,476 held in our treasury. We paid dividends of $9.0 million during the year ended August 31, 2003, as compared to $7.5 million in 2002. During the year ended August 31, 2003, we purchased 951,410 shares of our common stock at an average price of $15.36 per share. These shares were held in our treasury. During 2003, we received $6.2 million from the issuance of stock from our treasury under our stock incentive and purchase plans, as compared to $30.2 million received from these transactions in 2002.

     During the year ended August 31, 2003, we used our excess cash and cash equivalents, sold accounts receivable and entered into short-term trade financing arrangements to help meet our operating cash requirements, purchase property, plant and equipment and acquire our common stock for the treasury. No amounts were outstanding under our commercial paper program at August 31, 2003 or 2002. We have no significant amounts due on our long-term debt until July 2005.

     We believe that we have sufficient liquidity for fiscal 2004.

     CONTINGENCIES. In the ordinary course of conducting our business, we become involved in litigation, administrative proceedings, government investigations including environmental matters, and contract disputes. We may incur settlement, fines, penalties or judgments and otherwise become subject to liability because of some of these matters. While we are unable to estimate precisely the ultimate dollar amount of exposure or loss in connection with these matters, we make accruals we deem necessary. The amounts we accrue could vary substantially from amounts we pay due to several factors including the following: evolving remediation technology, changing regulations, possible third-party contributions, the inherent shortcomings of the estimation process, and the uncertainties involved in litigation. Accordingly, we cannot always estimate a meaningful range of possible exposure. We believe that we have adequately provided in our financial statements for the estimable potential impact of these contingencies. We also believe that the outcomes will not significantly affect the long-term results of operations or our financial position. However, they may have a material impact on earnings for a particular period.

     Environmental and Other Matters. General. We are subject to federal, state and local pollution control laws and regulations in all locations where we have operating facilities. We anticipate that compliance with these laws and regulations will involve continuing capital expenditures and operating costs. We cannot predict what effect future regulation or legislation, enforcement policies, and claims for damages resulting from our operations could have on our activities, financial condition or results of operations.

         Our original business and one of our core businesses for over eight decades is metals recycling. In the present era of conservation of natural resources and ecological concerns, sound ecological and business conduct is one of our priorities. Certain governmental regulations regarding environmental concerns, however well intentioned, are contrary to the goal of greater recycling. Such regulations expose us and the industry to potentially significant risks.

         We believe that recycled materials are commodities that are diverted by recyclers, such as us, from the solid waste streams because of their inherent value. Commodities are materials that are purchased and sold in public and private markets and commodities exchanges every day around the world. They are identified, purchased, sorted, processed and sold in accordance with carefully established industry specifications.

         Environmental agencies at various federal and state levels classify certain recycled materials as hazardous substances and subject recyclers to material remediation costs, liabilities, fines and penalties. Taken to extremes, such actions could cripple the recycling industry and undermine any national goal of material conservation. Enforcement, interpretation, and litigation involving these recycling regulations are not well developed.

         Solid and Hazardous Waste. We currently own or lease, and in the past owned or leased, properties that have been used in our operations. Although we used operating and disposal practices that were standard in the industry at the time, wastes may have been disposed or released on or under the properties or on or under locations where such wastes have been taken for disposal. We are currently involved in the investigation and remediation of several such properties. State and federal laws applicable to wastes and contaminated properties have gradually become stricter over time. Under new laws, we could be required to remediate properties impacted by previously disposed wastes. We have been named as a potentially responsible party at fourteen contaminated sites.

         We generate wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state and/or local statutes where we operate. These statutes, regulations and laws may have limited disposal options for certain wastes.

         Superfund. The U.S. Environmental Protection Agency, or EPA, or an equivalent state agency notified us that we are considered a potentially responsible party, or PRP, at fourteen sites, none owned by us. We may be obligated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA, or similar state statutes to conduct remedial investigation, feasibility studies, remediation and/or removal of alleged releases of hazardous substances or to reimburse the EPA for such activities. We are involved in litigation or administrative proceedings with regard to several of these sites in which we contesting, or at the appropriate time we may contest, our liability at the sites. In addition, we have received information requests with regard to other sites which may be under consideration by the EPA as potential CERCLA sites.

         Clean Water Act. The Clean Water Act ("CWA") imposes restrictions and strict controls regarding the discharge of wastes into waters of the United States, a term broadly defined. These controls have become more stringent over time and it is probable that additional restrictions will be imposed in the future. Permits must generally be obtained to discharge pollutants into federal waters; comparable permits may be required at the state level. The CWA and many state agencies provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants. In addition, EPA has promulgated regulations that may require us to obtain permits to discharge storm water runoff. In the event of an unauthorized discharge, we may be liable for penalties and costs.

         Clean Air Act. Our operations are subject to regulations at the federal, state and local level for the control of emissions from sources of air pollution. New and modified sources of air pollutants are often required to obtain permits prior to commencing construction, modification and/or operations. Major sources of air pollutants are subject to more stringent requirements, including the potential need for additional permits, and to increased scrutiny in the context of enforcement. The EPA has been implementing its stationary emission control program through expanded enforcement of the New Source Review Program. Under this program, new or modified sources are required to construct what is referred to as the Best Available Control Technology. Additionally, EPA is implementing new, more stringent standards for ozone and fine particulate matter. EPA recently has promulgated new national emission standards for hazardous air pollutants for steel mills, which will require all major sources in this category to meet the standards by reflecting application of maximum achievable control technology. Compliance with the new standards could require additional expenditures.

         Expenses. In fiscal 2003, we incurred environmental expense of $11.8 million. This expense included the cost of environmental personnel at various divisions, permit and license fees, accruals and payments for studies, tests, assessments, remediation, consultant fees, baghouse dust removal and various other expenses. Approximately $4.2 million of our capital expenditures for 2003 related to costs directly associated with environmental compliance. At August 31, 2003, $2.9 million was accrued for environmental liabilities of which $1.3 million is classified as other long-term liabilities.